Exhibit 99.1

Tesoro Corporation Reports Second Quarter 2012 Results

•	Net income of $2.87 per diluted share, excluding special items

•	$500 million share repurchase program

•	Regular quarterly dividend of $0.12 per share

•	Intention to redeem remaining 6 ¼% senior notes due in 2012

•	Expect two major asset sales to Tesoro Logistics LP in the second half of 2012

SAN ANTONIO - August 1, 2012 - Tesoro Corporation (NYSE:TSO) today reported second quarter 2012 net income of $387 million, or $2.75 per diluted share compared to net income of $218 million, or $1.52 per diluted share for the second quarter of 2011.

The 2012 results include after-tax expenses totaling $0.08 per diluted share related to legal matters, primarily the settlement of the claims arising from the April 2010 incident at our Anacortes, Washington refinery. Additionally, these results include after-tax expenses totaling $0.04 per diluted share related to a change in benefits for retirement eligible employees. Excluding these items, the Company earned $404 million, or $2.87 per diluted share.

“We are very pleased with our strong second quarter results,” said Greg Goff, President and CEO. “Despite significant planned turnaround activity, we delivered a solid operating performance capturing attractive market conditions and building cash by more than $600 million during the quarter.”

For the quarter, the Company recorded segment operating income of $728 million, excluding special items, compared to segment operating income of $448 million, excluding special items, in the second quarter of 2011. The year-over-year improvement in operating income was driven by strong operational reliability, improved market conditions and advantaged crude oil discounts.

The second quarter Tesoro Index of $14.90 per barrel (/bbl) was up $2.75/bbl from a year ago. Higher year-over-year West Coast benchmark gasoline crack spreads, which were up over 25% in California and nearly 50% in the Pacific Northwest, positively impacted the Tesoro Index in the quarter. Reliable operations throughout the system and additional feedstock cost advantage in the mid-continent and Pacific Northwest drove incremental improvement, resulting in a gross margin of $20.32/bbl.

Driving the Company's strong margin performance relative to the Tesoro Index were advantaged crude oil discounts compared to benchmark grades of crude oil. On the West Coast, foreign heavy and Canadian light sweet crude oil continued to price at a discount to domestic alternatives. In the mid-continent region, crude oil priced off of West Texas Intermediate (WTI) continued to trade at a discount to Brent. Total throughput in the quarter was 579 thousand barrels per day (mbpd) or 87% utilization. Excluding the Hawaiian and Alaskan operations, which were impacted by planned turnaround activity, utilization was 98%.

Direct manufacturing costs in the second quarter averaged $4.69/bbl, excluding special items, down relative to the first quarter of this year, benefiting from the continued cost improvement in the California region.

Retail fuel sales volumes were up 11% year-over-year driven by the addition of 165 retail stations from Thrifty Oil Co. in the second quarter and the 49 Albertson's Fuel Express retail stations acquired in the first quarter of this year. The additional ratable and profitable volumes were a result of the Company's strategic focus on refining and marketing integration. Same store fuel sales during the quarter were higher by about 2% on a year-over-year basis. Retail fuel margins were up during the quarter both sequentially and year-over-year.

Corporate and unallocated costs, net of $6 million of corporate depreciation and excluding $7 million of non-cash stock-based compensation credit associated with variable share-based awards, were $39 million in the second quarter.

Refining and Marketing Integration
During the second quarter, Tesoro took possession of 165 retail stations primarily in Southern California from Thrifty Oil Co., per the lease agreement announced in September 2011. Tesoro expects to take possession of nine additional stations in the third quarter of 2012 and the balance of approximately 50 stations in 2014. The Thrifty retail network, which is under lease agreement with an initial term of ten years, is expected to provide total fuel sales of between 20 and 25 mbpd, further strengthening the Company's refining and marketing integration.

Value-Driven Growth
Tesoro has made significant progress on its large capital refinery projects. At the end of the second quarter, the Company completed the 10 mbpd expansion of the Mandan, North Dakota refinery and today that facility is running at full capacity of 68 mbpd, capturing a significant feedstock advantage.

Additionally, the Company expects to load the first unit train with advantaged Bakken crude oil destined for the Anacortes, Washington refinery in August. The project to build a rail unloading facility, with current permitted capacity of 50 mbpd, is nearing the estimated September completion.

Tesoro Corporation today announced that the Company intends to offer its Long Beach marine terminal and Los Angeles short-haul pipelines to Tesoro Logistics LP (NYSE: TLLP). These assets, located near the Company's Wilmington, California refinery, consist of a two-vessel berth dock leased from the City of Long Beach, six storage tanks with combined capacity of 235,000 barrels and six related pipelines with 70 mbpd throughput connecting the marine terminal, Tesoro's refinery and other third party facilities.

These assets have expected annual logistics EBITDA in the $20 to $25 million range and include significant third party revenue. While the purchase price has not yet been negotiated, the Company expects to enter into terminalling and throughput agreements with minimum volume commitments, consistent with prior transactions. The Company expects to close the sale during the third quarter 2012.

Today, Tesoro Corporation reaffirmed its intention to offer the Anacortes, Washington unit train unloading facility to TLLP. The unloading facility, which is expected to be operational in the third quarter 2012, should generate an expected annual logistics EBITDA in the $15 to $20 million range. Closing is expected to occur in the fourth quarter 2012 and include corresponding throughput and minimum volume commitment agreements.

Capital Spending and Liquidity
Capital spending for the second quarter was $148 million. Turnaround spending was $64 million. Expectations for full year 2012 capital spending remain at $670 million. Turnaround spending in 2012 is currently estimated to be approximately $260 million, down $40 million from prior guidance. The Company ended the second quarter with $1.3 billion in cash and remained undrawn with nearly $950 million of availability on the Tesoro Corporation revolving credit facility. Tesoro Panama and Tesoro Logistics LP ended the quarter with $50 million and $118 million borrowed, respectively, on their separate credit facilities.

Tesoro Corporation intends to redeem the remaining 6 ¼% senior notes due in November of 2012.

Cash Return to Shareholders
Tesoro Corporation today announced that the Company's board of directors has authorized a $500 million share repurchase program and a regular quarterly cash dividend of $0.12 per share. The shares will be repurchased at management's discretion in the open market. The authorization has no time limit and may be suspended or discontinued at any time. The dividend is payable on September 14, 2012 to holders of record at the close of business on August 31, 2012.

“Our priorities for cash include maintaining strong liquidity and leverage below 30%, then investing in growth opportunities that drive value creation and returning excess cash flow to shareholders,” said Goff. “Our balance sheet and cash flows are strong and we're investing in high-return, short pay-back projects that will drive fundamental improvements in our business and deliver further cash flow growth.

We're now well positioned to begin returning cash to our shareholders through share repurchases and a regular dividend. The dividend signals our confidence in future free cash flows while the share repurchase program signals our confidence in the future value of Tesoro.”

Public Invited to Listen to Analyst Conference Call
At 7:30 a.m. CDT tomorrow morning, Tesoro will broadcast, live, its conference call with analysts regarding second quarter 2012 results and other business matters.  Interested parties may listen to the live conference call over the Internet by logging on to http://www.tsocorp.com.

Tesoro Corporation, a Fortune 150 company, is an independent refiner and marketer of petroleum products. Tesoro, through its subsidiaries, operates seven refineries in the western United States with a combined capacity of approximately 675,000 barrels per day. Tesoro's retail-marketing system includes over 1,375 branded retail stations, of which nearly 590 are company operated under the Tesoro®, Shell® and USA Gasoline™ brands.

This earnings release contains certain statements that are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 concerning the timing and volumes around expected retail transactions, timing and cash flows around certain logistics transactions and our expectations about capital spending and share repurchases and debt redemptions. For more information concerning factors that could affect these statements see our annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.

Contact:
Investors:
Louie Rubiola, Director, Investor Relations, (210) 626-4355

Media:
Tesoro Media Relations, media@tsocorp.com, (210) 626-7702

TESORO CORPORATION
RESULTS OF CONSOLIDATED OPERATIONS
(Unaudited)
(In millions except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Revenues	$8,105	$7,963	$15,925	$14,489
Costs and Expenses:
Cost of sales	6,885	6,985	14,053	12,720
Operating expenses	377	372	724	743
Selling, general and administrative expenses	47	27	109	122
Depreciation and amortization expense	109	106	212	209
Loss on asset disposals and impairments (a)	6	54	12	57
Operating Income (b) (c)	681	419	815	638
Interest and financing costs (d)	(34)	(60)	(70)	(103)
Other expense, net (e)	(18)	—	(17)	—
Foreign currency exchange loss	(1)	(2)	(1)	(1)
Earnings Before Income Taxes	628	357	727	534
Income tax expense	235	135	272	205
Net Earnings	393	222	455	329
Less net income attributable to noncontrolling interest	6	4	12	4
NET EARNINGS ATTRIBUTABLE TO TESORO CORPORATION	$387	$218	$443	$325
Net Earnings Per Share:
Basic	$2.77	$1.54	$3.18	$2.29
Diluted	$2.75	$1.52	$3.14	$2.26
Weighted Average Common Shares:
Basic	139.6	142.6	139.5	142.1
Diluted	140.5	144.4	141.2	144.2

(a) Includes impairment charges related to the change in scope of a capital project at our Wilmington refinery of $48 million (pre-tax), or $30 million (after-tax) for the three and six months ended June 30, 2011. The loss on asset disposals and impairments is included in refining segment operating income but excluded from the regional operating costs per barrel.

(b)
Includes a supplemental vacation accrual related to a change in benefits for retirement eligible employees of $9 million (pre-tax), or $6 million (after-tax) for the three and six months ended June 30, 2012.

(c)
Includes the business interruption and property damage insurance recoveries related to the April 2, 2010 incident at the Washington refinery of $37 million (pre-tax), or $23 million (after-tax) for the three and six months ended June 30, 2011.

(d) Includes a charge to write-off the remaining unamortized discount associated with the early redemption of the Junior Subordinated Notes due 2012 of $13 million (pre-tax) and $6 million (pre-tax) of premiums paid in connection with the repurchase of a portion of our 6 1/4% Senior Notes for the three and six months ended June 30, 2011. The total after-tax impact is approximately $12 million.

(e)
Includes accruals related to certain legal matters partially offset by receipts associated with the settlement of a pipeline rate proceeding for the three and six months ended June 30, 2012. The after-tax impact of the $18 million in net legal expenses was $11 million for the three and six months ended June 30, 2012.

TESORO CORPORATION
SELECTED OPERATING SEGMENT DATA
(Unaudited)
(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Operating Income
Refining	$645	$399	$836	$702
Retail	74	38	70	40
Total Segment Operating Income	719	437	906	742
Corporate and unallocated costs	(38)	(18)	(91)	(104)
Operating Income (b) (c)	681	419	815	638
Interest and financing costs (d)	(34)	(60)	(70)	(103)
Other expense, net (e)	(18)	—	(17)	—
Foreign currency exchange loss	(1)	(2)	(1)	(1)
Earnings Before Income Taxes	$628	$357	$727	$534

Depreciation and Amortization Expense
Refining	$94	$94	$185	$185
Retail	9	10	19	19
Corporate	6	2	8	5
Depreciation and Amortization Expense	$109	$106	$212	$209

Capital Expenditures
Refining	$121	$55	$212	$93
Retail	24	4	32	7
Corporate	3	4	6	5
Capital Expenditures	$148	$63	$250	$105

BALANCE SHEET DATA
(Unaudited)
(Dollars in millions)

	June 30,	December 31,
	2012	2011
Cash and cash equivalents	$1,322	$900
Inventories (f)	$1,781	$1,763
Total Assets	$10,408	$9,892
Current maturities of debt	$352	$418
Long-Term Debt	$1,350	$1,283
Total Equity	$4,423	$3,978
Total Debt to Capitalization Ratio	28%	30%
________________________
(f) The total carrying value of our crude oil and refined product inventories was less than replacement cost by approximately $1.5 billion and $1.7 billion at June 30, 2012 and December 31, 2011, respectively.

TESORO CORPORATION
OPERATING DATA
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
REFINING SEGMENT	2012	2011	2012	2011
Total Refining Segment
Throughput (thousand barrels (“bbls”) per day)
Heavy crude (g)	175	160	159	173
Light crude	365	382	361	360
Other feedstocks	39	36	34	37
Total Throughput	579	578	554	570

Yield (thousand bbls per day)
Gasoline and gasoline blendstocks	296	276	275	283
Jet fuel	74	77	78	78
Diesel fuel	129	131	117	128
Heavy fuel oils, residual products, internally produced fuel and other	113	124	114	112
Total Yield	612	608	584	601

Gross refining margin ($/throughput bbl) (h)	$20.32	$16.61	$16.42	$15.49
Manufacturing cost before depreciation and amortization expense ($/throughput bbl) (h) (i)	$4.83	$5.13	$4.89	$5.17
Segment Operating Income ($ millions)
Gross refining margin (j)	$1,071	$873	$1,656	$1,597
Expenses
Manufacturing costs (i)	255	269	494	533
Other operating expenses	63	51	115	107
Selling, general and administrative expenses	10	8	19	16
Depreciation and amortization expense (k)	94	94	185	185
Loss on asset disposal and impairments (a)	4	52	7	54
Segment Operating Income (c)	$645	$399	$836	$702

Refined Product Sales (thousand bbls per day) (l)
Gasoline and gasoline blendstocks	358	344	350	334
Jet fuel	91	89	93	87
Diesel fuel	153	139	142	135
Heavy fuel oils, residual products and other	82	85	85	80
Total Refined Product Sales	684	657	670	636

Refined Product Sales Margin ($/bbl) (h) (l)
Average sales price	$125.22	$128.67	$126.14	$121.29
Average costs of sales	110.96	117.01	114.29	108.82
Refined Product Sales Margin	$14.26	$11.66	$11.85	$12.47

___________________________

(g)	We define heavy crude oil as crude oil with an American Petroleum Institute gravity of 24 degrees or less.

(h)
Management uses gross refining margin per barrel to evaluate performance and compare profitability to other companies in the industry. There are a variety of ways to calculate gross refining margin per barrel; different companies may calculate it in different ways. We calculate gross refining margin per barrel by dividing gross refining margin (revenues less costs of feedstocks, purchased refined products, transportation and distribution) by total refining throughput. Management uses manufacturing costs per barrel to evaluate the efficiency of refining operations. There are a variety of ways to calculate manufacturing costs per barrel; different companies may calculate it in different ways. We calculate manufacturing costs per barrel by dividing manufacturing costs by total refining throughput. Management uses refined product sales margin per barrel to evaluate the profitability of manufactured and purchased refined products sales. There are a variety of ways to calculate refined product sales margin per barrel; different companies may calculate it in different ways. We calculate refined products sales margin per barrel by dividing refined product sales and refined product cost of sales by total refining throughput, and subtracting refined product cost of sales per barrel from refined product sales per barrel. Investors and analysts use these financial measures to help analyze and compare companies in the industry on the basis of operating performance. These financial measures should not be considered alternatives to segment operating income, revenues, costs of sales and operating expenses or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

(i)
Includes a supplemental vacation accrual recorded in manufacturing costs related to a change in benefits for retirement eligible employees of $7 million for the three and six months ended June 30, 2012. The manufacturing cost per barrel impact of the supplemental vacation accrual is $0.14 ($/throughput bbl) for the three months ended June 30, 2012. This is calculated as supplemental vacation accrual divided by total refining throughput for the period.

(j)
Consolidated gross refining margin combines gross refining margin for each of our regions adjusted for other amounts not directly attributable to a specific region. Other amounts resulted in an increase of $3 million and $5 million for the three months ended June 30, 2012 and 2011, respectively, and $2 million and $10 million for the six months ended June 30, 2012 and 2011, respectively. Gross refining margin includes the effect of intersegment sales to the retail segment at prices which approximate market. Gross refining margin approximates total refining throughput multiplied by the gross refining margin per barrel.

(k)
Includes manufacturing depreciation and amortization expense per throughput barrel of approximately $1.71 and $1.70 for the three months ended June 30, 2012 and 2011, respectively, and $1.75 and $1.71 for the six months ended June 30, 2012 and 2011, respectively.

(l)
Sources of total refined product sales include refined products manufactured at our refineries and refined products purchased from third parties. Total refined product sales margins include margins on sales of manufactured and purchased refined products.

TESORO CORPORATION
OPERATING DATA
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Refining By Region	2012	2011	2012	2011
California (Martinez and Wilmington)
Throughput (thousand bbls per day) (m)
Heavy crude (g)	161	143	149	156
Light crude	80	61	58	59
Other feedstocks	27	23	22	23
Total Throughput	268	227	229	238

Yield (thousand bbls per day)
Gasoline and gasoline blendstocks	151	123	125	134
Jet fuel	24	19	23	21
Diesel fuel	63	55	49	57
Heavy fuel oils, residual products, internally produced fuel and other	53	50	51	47
Total Yield	291	247	248	259

Gross refining margin	$322	$316	$460	$688
Gross refining margin ($/throughput bbl) (h)	$13.20	$15.25	$11.04	$15.98
Manufacturing cost before depreciation and amortization expense ($/throughput bbl) (h)	$5.70	$7.72	$6.38	$7.18
Capital expenditures	$33	$24	$83	$40

Pacific Northwest (Alaska & Washington)
Throughput (thousand bbls per day) (m)
Heavy crude (g)	3	7	3	4
Light crude	132	153	139	139
Other feedstocks	8	8	7	9
Total Throughput	143	168	149	152

Yield (thousand bbls per day)
Gasoline and gasoline blendstocks	65	69	67	66
Jet fuel	26	32	29	30
Diesel fuel	24	32	23	27
Heavy fuel oils, residual products, internally produced fuel and other	33	40	35	34
Total Yield	148	173	154	157

Gross refining margin	$280	$220	$463	$383
Gross refining margin ($/throughput bbl) (h)	$21.64	$14.39	$17.12	$13.95
Manufacturing cost before depreciation and amortization expense ($/throughput bbl) (h)	$4.02	$3.04	$3.92	$3.50
Capital expenditures	$42	$13	$58	$25
_______________________

(m)
We experienced reduced throughput due to scheduled turnarounds at our Martinez refinery during the 2012 first quarter and 2011 second quarter, and our Alaska and Hawaii refineries during the 2012 second quarter.

TESORO CORPORATION
OPERATING DATA
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Mid-Pacific (Hawaii)
Throughput (thousand bbls per day) (m)
Heavy crude (g)	11	10	7	13
Light crude	45	58	54	55
Total Throughput	56	68	61	68

Yield (thousand bbls per day)
Gasoline and gasoline blendstocks	15	17	17	18
Jet fuel	15	17	16	17
Diesel fuel	11	12	12	13
Heavy fuel oils, residual products, internally produced fuel and other	16	23	18	22
Total Yield	57	69	63	70

Gross refining margin	$73	$60	$86	$41
Gross refining margin ($/throughput bbl) (h)	$14.43	$9.76	$7.70	$3.33
Manufacturing cost before depreciation and amortization expense ($/throughput bbl) (h)	$4.46	$3.97	$3.94	$4.33
Capital expenditures	$6	$4	$9	$5

Mid-Continent (North Dakota and Utah)
Throughput (thousand bbls per day)
Light crude	108	110	110	107
Other feedstocks	4	5	5	5
Total Throughput	112	115	115	112

Yield (thousand bbls per day)
Gasoline and gasoline blendstocks	65	67	66	65
Jet fuel	9	9	10	10
Diesel fuel	31	32	33	31
Heavy fuel oils, residual products, internally produced fuel and other	11	11	10	9
Total Yield	116	119	119	115

Gross refining margin	$393	$272	$645	$475
Gross refining margin ($/throughput bbl) (h)	$38.54	$26.07	$30.83	$23.51
Manufacturing cost before depreciation and amortization expense ($/throughput bbl) (h)	$3.95	$3.73	$3.71	$3.69
Capital expenditures	$40	$14	$62	$23

TESORO CORPORATION
OPERATING DATA
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Retail Segment	2012	2011	2012	2011
Number of Stations (end of period)
Company-operated (n)	588	376	588	376
Branded jobber/dealer	790	812	790	812
Total Stations	1,378	1,188	1,378	1,188

Average Stations (during period)
Company-operated (n)	493	377	453	378
Branded jobber/dealer	792	808	793	757
Total Average Retail Stations	1,285	1,185	1,246	1,135

Fuel Sales (millions of gallons)
Company-operated	217	180	412	357
Branded jobber/dealer	202	199	386	377
Total Fuel Sales	419	379	798	734

Fuel margin ($/gallon) (o)	$0.31	$0.23	$0.22	$0.18
Merchandise Sales ($ millions)	$54	$52	$102	$98
Merchandise Margin ($ millions)	$15	$13	$27	$25
Merchandise Margin %	28%	25%	26%	26%

Segment Operating Income ($ millions)
Gross Margins
Fuel (o)	$127	$85	$174	$134
Merchandise and other non-fuel margin	23	20	42	38
Total Gross Margins	150	105	216	172
Expenses
Operating expenses	61	51	115	102
Selling, general and administrative expenses	4	4	8	8
Depreciation and amortization expense	9	10	19	19
Loss on asset disposals and impairments	2	2	4	3
Segment Operating Income	$74	$38	$70	$40
___________________________

(n)	Reflects the acquisition of 49 stations from SUPERVALU, Inc. during the 2012 first quarter and the transition of 165 retail stations from Thrifty Oil Co. during the 2012 second quarter.

(o)
Management uses fuel margin per gallon to compare profitability to other companies in the industry. There are a variety of ways to calculate fuel margin per gallon; different companies may calculate it in different ways. We calculate fuel margin per gallon by dividing fuel gross margin by fuel sales volumes. Investors and analysts use fuel margin per gallon to help analyze and compare companies in the industry on the basis of operating performance. This financial measure should not be considered an alternative to segment operating income and revenues or any other measure of financial performance presented in accordance with U.S. GAAP. Fuel margin and fuel margin per gallon include the effect of intersegment purchases from the refining segment at prices, which approximate market.

TESORO CORPORATION
RECONCILIATION OF AMOUNTS REPORTED UNDER U.S. GAAP
(Unaudited) (In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Reconciliation of Net Earnings to EBITDA
Net earnings attributable to Tesoro Corporation	$387	$218	$443	$325
Add: Income tax expense	235	135	272	205
Add: Interest and financing costs	34	60	70	103
Less: Interest income	—	—	(1)	—
Add: Depreciation and amortization expense	109	106	212	209
EBITDA (p)	$765	$519	$996	$842

Reconciliation of Cash Flows from (used in) Operating Activities to EBITDA
Net cash from (used in) operating activities	$739	$(122)	$724	$89
Add: Income tax expense	235	135	272	205
Add: Interest and financing costs	34	60	70	103
Add: Other credits (costs)	1	(10)	3	(6)
Less: Amortization of debt issuance costs and discounts	(3)	(4)	(6)	(10)
Less: Loss on asset disposals and impairments	(6)	(54)	(12)	(57)
Add: Stock-based compensation benefit (expense)	—	13	(21)	(35)
Less: Deferred income taxes	(122)	(96)	(146)	(156)
Add: Changes in assets and liabilities	(107)	601	124	713
Less: Net income attributable to noncontrolling interest	(6)	(4)	(12)	(4)
EBITDA (p)	$765	$519	$996	$842
____________

(p)
EBITDA represents earnings before interest and financing costs, interest income, income taxes, and depreciation and amortization expense. We present EBITDA because we believe some investors and analysts use EBITDA to help analyze our cash flows including our ability to satisfy principal and interest obligations with respect to our indebtedness and use cash for other purposes, including capital expenditures. EBITDA is also used by some investors and analysts to analyze and compare companies on the basis of operating performance and by management for internal analysis and as a component of the fixed charge coverage financial covenant in our credit agreement. EBITDA should not be considered as an alternative to net earnings, earnings before income taxes, cash flows from operating activities or any other measure of financial performance presented in accordance with U.S. GAAP. EBITDA may not be comparable to similarly titled measures used by other entities.

SEGMENT OPERATING INCOME ADJUSTED FOR SPECIAL ITEMS
(Unaudited) (In millions)
	Three Months Ended June 30,
	2012	2011
Total Segment Operating Income	$719	$437
Special Items, before-tax:
Supplemental vacation accrual (b)	9	—
Impairment charge related to Wilmington refinery (a)	—	48
Washington refinery incident (c)	—	(37)
Segment Operating Income Adjusted for Special Items	$728	$448

NET EARNINGS ADJUSTED FOR SPECIAL ITEMS
(Unaudited) (In millions, except per share amounts)
	Three Months Ended June 30,
	2012	2011
Net Earnings- U.S. GAAP	$387	$218
Special Items, after-tax:
Legal matters, net (e)	11	—
Supplemental vacation accrual (b)	6	—
Impairment charge related to Wilmington refinery (a)	—	30
Washington refinery incident (c)	—	(23)
Debt repurchase charges (d)	—	12
Net Earnings Adjusted for Special Items	$404	$237

Net Diluted Earnings Per Share- U.S. GAAP	$2.75	$1.52
Special Items, after-tax:
Legal matters, net (e)	0.08	—
Supplemental vacation accrual (b)	0.04	—
Impairment charge related to Wilmington refinery (a)	—	0.21
Washington refinery incident (c)	—	(0.16)
Debt repurchase charges (d)	—	0.08
Net Diluted Earnings Per Share Adjusted for Special Items	$2.87	$1.65